Exhibit 99.1

Energy Hunter Resources, Inc.

Financial Statements

As of and for the years ended December 31, 2018 and 2017

Energy Hunter Resources, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Energy Hunter Resources, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Energy Hunter Resources, Inc. (the “Company”) as of December 31, 2018 and December 31, 2017, the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the years in the period ended December 31, 2018 and December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and December 31, 2017, and the results of its operations and its cash flows for each of the years in the period ended December 31, 2018 and December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in the Notes to Financial Statements, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Notes to Financial Statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

We have served as the Company’s auditor since 2019.

Houston, Texas

December 15, 2020

Energy Hunter Resources, Inc.

Balance Sheets

	December 31,
	2018	2017
Assets
Current Assets
Cash	$426,952	$1,573,061
Prepaid expenses	188,567	84,955
Current assets of discontinued operations held for sale	437,125	394,044
Total Current Assets	1,052,644	2,052,060

Property and Equipment
Property and equipment	75,269	30,914
Accumulated depreciation	(16,713)	(6,074)
Total Property and Equipment, Net	58,556	24,840
Oil and gas properties of discontinued operations, net	15,206,750	14,521,304
Deposits	10,690	6,700
Investment in common stock, at cost	250,000	250,000

Total Assets	$16,578,640	$16,854,904

Liabilities, Mezzanine Equity and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$814,506	$329,250
Accrued interest – related party	97,500	217,222
Senior secured promissory note – related party	1,500,000	1,500,000
Current liabilities of discontinued operations held for sale	4,236,956	2,336,203
Total Current Liabilities	6,648,962	4,382,675
Long term liabilities of discontinued operations held for sale	1,357,270	817,437
Total Liabilities	8,006,232	5,200,112

Commitments and Contingencies	-	-

Series A Redeemable Preferred stock, $0.0001 par value, 500,000 shares authorized, 412,500 shares issued and outstanding at December 31, 2018 and 2017	9,118,691	8,604,803

Stockholders’ Equity (Deficit)
Common stock, $0.0001 par value, 500,000,000 shares authorized, 6,747,290 and 6,269,270 shares issued and outstanding at December 31, 2018 and 2017, respectively	675	627
Additional paid-in capital	5,310,668	3,835,654
Accumulated deficit	(5,857,626)	(786,292)
Total Stockholders’ Equity (Deficit)	(546,283)	3,049,989
Total Liabilities, Mezzanine Equity and Stockholders’ Equity (Deficit)	$16,578,640	$16,854,904

See accompanying notes to financial statements.

Energy Hunter Resources, Inc.
Statements of Operations

	For the year ended December 31,
	2018	2017

Revenue	$-	$-

Costs and Expenses
Depreciation and amortization	10,640	4,304
Merger and acquisition costs	1,458,450	-
General and administrative	2,593,435	1,795,359
Total costs and expenses	4,062,525	1,799,663

Operating loss	(4,062,525)	(1,799,663)

Other expense (income)
Interest and other income	(3,121)	(1,322)
Interest expense	220,798	66,489
Total other expense	217,677	65,167

Loss from continuing operations	(4,280,202)	(1,864,830)
(Loss) income from discontinued operations	(791,132)	2,211,370

Net (loss) income	$(5,071,334)	$346,540

See accompanying notes to financial statements.

Energy Hunter Resources, Inc.

Statements of Changes in Stockholders’ Equity (Deficit)

	Series A Redeemable Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance at January 1, 2017	-	$-	5,999,952	$600	$3,200,650	$(1,132,832)	$2,068,418
Issuance and conversion of warrants	-	-	270,018	27	674,973	-	675,000
Issuance for acquisition	412,500	8,564,834	-	-	-	-	-
Accrued preferred stock dividend	-	39,969	-	-	(39,969)	-	(39,969)
Net income	-	-	-	-	-	346,540	346,540

Balance at December 31, 2017	412,500	8,604,803	6,269,970	627	3,835,654	(786,292)	3,049,989
Private placement of common stock	-	-	127,320	13	530,487	-	530,500
Common shares issued for VCAB merger	-	-	350,000	35	1,458,415	-	1,458,450
Accrued preferred stock dividend	-	513,888	-	-	(513,888)	-	(513,888)
Net loss	-	-	-	-	-	(5,071,334)	(5,071,334)

Balance at December 31, 2018	412,500	$9,118,691	6,747,290	$675	$5,310,668	$(5,857,626)	$(546,283)

See accompanying notes to financial statements.

Energy Hunter Resources, Inc.

Statements of Cash Flows

	For the year ended December 31,
	2018	2017
Cash Flows From Operating Activities
Net (loss) income	$(5,071,334)	$346,540
(Loss) income from discontinued operations	(791,132)	2,211,370
Net loss from continuing operations	(4,280,202)	(1,864,830)
Adjustments to reconcile net loss from continuing operations to net cash from operating activities:
Depreciation expense	10,639	4,304
Noncash VCAB merger costs	1,458,450	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(103,612)	(4,366)
Deposits	(3,990)	(6,700)
Accounts payable and accrued liabilities	365,534	217,222
Net cash from operating activities – continuing operations	(2,553,181)	(1,654,370)
Net cash from operating activities – discontinued operations	2,238,613	2,255,914
Net cash from operating activities	(314,568)	601,544

Cash Flows From Investing Activities
Additions to property and equipment	(44,355)	(8,871)
Net cash from investing activities – continuing operations	(44,355)	(8,871)
Net cash from investing activities – discontinued operations	(1,717,686)	(2,402,144)
Net cash from investing activities	(1,762,041)	(2,411,015)

Cash Flows From Financing Activities
Private from issuance and conversion of warrants	-	675,000
Private placement of equity	530,500	-
Payment of offering costs	-	1,010,026
Proceeds from related party note payable	-	1,500,000
Net cash from financing activities – continuing operations	530,500	3,185,026
Net cash from financing activities – discontinued operations	400,000	-
Net cash from financing activities	930,500	3,185,026

Net change in cash	(1,146,109)	1,375,555

Cash, beginning of period	1,573,061	197,506
Cash, end of period	$426,952	$1,573,061

See accompanying notes to financial statements.

Energy Hunter Resources, Inc.
Notes to Financial Statements

1. Description of the Business and Summary of Significant Accounting Policies

Energy Hunter Resources, Inc. (the “Company”) is an independent oil and natural gas company engaged in the acquisition, development, and production of oil and natural gas reserves in the United States. The Company was incorporated on May 11, 2016 under the laws of the State of Delaware. The Company’s fiscal year-end is December 31.

Going Concern and Management’s Plans – The Company is in the exploratory stage of development. Operations until late-2019 were devoted to the identification and acquisition of oil and natural gas leasehold interests and the initial drilling activities.

On November 27, 2019, the Company completed a reverse merger with Home Treasure Finders, Inc., a publicly traded company (“Parent”). As a result, the combined company’s primary focus is now on the emerging hemp industry in the U.S. Accordingly, the Company’s oil and natural gas properties are held for sale and this division is presented as discontinued operations in these financial statements.

The Company and its Parent are dependent upon obtaining additional funding to continue ongoing operations, pursue its new strategy and execute its acquisition plans.

Management plans to continue to pursue additional funding opportunities, in order for the Company to meet its obligations as they become due and may not be successful in obtaining additional financing. In the event financing cannot be obtained, the Company may not be able to satisfy its obligations as they become due.

Based on these factors, there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Presentation – The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain prior year amounts have been reclassified for consistency with the current year presentation.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the (i) impairment of long-lived assets, (ii) valuation allowances for deferred income tax assets, (iii) oil and natural gas reserves, (iv) valuing preferred stock and (v) estimate of accrued liabilities. Actual results could differ from those estimates.

Cash – The Company maintains its deposits of cash primarily in financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

Accounts Receivable – Accounts receivable consists primarily of accrued oil and gas production receivables and joint interest receivables from outside working interest owners. Management routinely assesses accounts receivable balances to determine their collectibility and accrues an allowance for uncollectible receivables, when, based on the judgment of management, it is probable that a receivable will not be collected.

Investment in Common Stock – The investment in common stock does not have a readily determinable fair value. The Company holds less than a 20% voting interest and therefore the investment is accounted for at cost. The investment is reviewed for impairment when factors indicate that a decrease in value of the investment is other than temporary. As of December 31, 2018 and 2017, there were no factors indicating other than temporary impairments of the Company’s investment.

Deferred Offering Costs – Deferred offering costs include specific incremental costs directly incurred in a planned equity offering. These costs are charged against the gross proceeds of an offering when the transaction closes. If the offering is unsuccessful, these capitalized costs are expensed.

The Company had incurred financing costs for offerings in 2017 and 2018 which were deferred until it was determined that the offerings would be postponed. Therefore, $89,411 and $1,771,866 was expensed within the (loss) income from discontinued operations in the statements of operations for the years ended December 31, 2018 and 2017, respectively.

Property and Equipment – Property and equipment consists of computer equipment, office furniture and fixtures. These items are recorded at cost and depreciated using the straight-line method over a range of three to five years. Upon disposition, the cost and accumulated depreciation are removed and any gain or loss on the disposal is reflected in the statements of operations.

Oil and Gas Properties – The Company follows the successful efforts method of accounting for its oil and natural gas properties. Costs to acquire mineral interests in oil and gas properties and to drill and equip new development wells and related asset retirement costs are capitalized. Costs to acquire mineral interests and drill exploratory wells are also capitalized pending determination of whether the wells have proved reserves or not. These capitalized costs are amortized using the unit-of-production method based on estimated proved reserves. Proceeds from sale of properties are generally credited to property costs, and a gain or loss is recognized when a significant portion of an amortization base is sold or abandoned.

Exploration costs, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized but are charged to exploration expense if the well is determined to be nonproductive at that time. The determination of an exploratory well’s ability to produce must be made within one year from the completion of drilling activities. The acquisition costs of unproved acreage are initially capitalized and carried at cost, net of accumulated impairment provisions, until such leases are transferred to proved properties or charged to exploration expense as impairments of unproved properties.

For significant oil and gas investments in unproved properties, and significant exploration and development projects that have not commenced production, interest is capitalized as part of the historical cost of developing and constructing assets. Capitalized interest is determined by multiplying the Company’s weighted-average borrowing cost on debt by the average amount of qualifying cost incurred. Once an asset subject to interest capitalization is completed and placed in service, the associated capitalized interest is expensed through depreciation or impairment. As of December 31, 2017, there were no significant exploratory projects on unproved properties and one development project, the Company’s Eagle Ford-Gap Band project in Karnes County, Texas. The Company capitalized $217,222 of interest during the year ended December 31, 2017. Interest was not capitalized during the year ended December 31, 2018.

The Company computes its provision for depreciation, depletion & amortization (“DD&A”) on its proved producing properties under the unit-of-production method. Acquisition costs of proved properties are depleted based on total proved reserves while well costs are depleted based on proved developed reserves. Reserve estimates are expected to have a significant impact on the DD&A rate.

The Company reviews its unproved oil and gas properties at least annually to determine if there has been impairment. To the extent that the carrying cost of a property exceeds its estimated fair value, the Company makes a provision for impairment that is recorded in the statement of operations.

When circumstances indicate that the carrying value of proved oil and gas properties may not be recoverable, the Company compares capitalized costs to the expected undiscounted pre-tax future cash flows for the associated assets grouped at the lowest level for which identifiable cash flows are independent of cash flows of other assets. If the expected undiscounted pre-tax future cash flows, based on estimates of future oil and natural gas prices, operating costs, anticipated production from proved reserves and other relevant data, are lower than the capitalized cost, the capitalized cost is reduced to fair value. Fair value is generally estimated using the income approach described in the ASC 820. If applicable, the Company utilizes prices and other relevant information generated by market transactions involving assets and liabilities that are identical or comparable to the item being measured as the basis for determining fair value. The expected future cash flows used for impairment reviews and related fair value calculations are typically based on judgmental assessments of future production volumes, commodity prices, operating costs, and capital investment plans, considering all available information at the date of review. These assumptions are applied to develop future cash flow projections that are then discounted to estimated fair value, using a discount rate believed to be consistent with those applied by market participants. These fair value measurements are classified as Level 3 in the fair value hierarchy.

Asset Retirement Obligations – The Company records a liability for the plugging, abandonment and remediation of its properties at the end of their productive lives. The Company computes the liability for asset retirement obligations by calculating the present value of estimated future cash flows related to each property. This requires the Company to use significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells and its risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations.

Asset retirement obligations are recorded as a liability at their estimated present value at the asset’s inception, with an offsetting increase to producing properties in the accompanying balance sheets which is amortized to expense on a unit-of-production basis. Periodic accretion of the discount on asset retirement obligations is recorded as expense.

Revenue Recognition – In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. This new standard supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company adopted ASU 2014-09 on January 1, 2018 using the modified retrospective method. Before adoption of the new standard, revenue was recognized when production was sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. The timing of revenue recognition remained consistent between the new and previous standards. There was no material impact on our consolidated financial statements from adopting the new standard.

For periods subsequent to adoption of the new standard, sales of oil and gas are included in revenue when production is sold to a customer in fulfillment of performance obligations under the terms of agreed contracts. Performance obligation primarily comprise delivery of oil and natural gas at a delivery point. Each barrel of oil, million Btu (MMBtu) of gas, or other unit of measure is separately identifiable and represents a distinct performance obligation to which the transaction price is allocated. Performance obligations are satisfied at a point in time once control of the product has been transferred to the customer. The term between delivery and when payments are due is not significant.

The Company uses the sales method of accounting for gas production imbalances. The volumes of gas sold may differ from the volumes to which the Company is entitled based on its interests in the properties. These differences create imbalances that are recognized as a liability only when the properties’ estimated remaining reserves net to the Company will not be sufficient to enable the under-produced owner to recoup its entitled share through production. The Company’s recorded liability is generally reflected in other non-current liabilities. There were no significant gas imbalances at December 31, 2018 or 2017.

Fair Value Measurement – Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels related to fair value measurements are as follows:

Level 1 —	Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2 —	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The estimated fair value of cash, accounts receivable, and accounts payable approximate the carrying amount due to the relatively short maturity of these instruments.

The Company’s non-financial assets measured at fair value on non-recurring basis include impairment measurements of oil and natural gas properties and the Company’s investment in common stock, as discussed above. These are considered Level 3 measurements as they involve significant unobservable inputs.

The Company’s issuance of the Series A Redeemable Preferred Stock on December 2, 2017, discussed in Note 8, was initially recorded at its fair value based on an independent valuation. This valuation utilized reserve reports prepared by independent petroleum engineers which include revenue and expense forecasts. In addition, the valuation utilized revenue and expense assumptions including: 1) adjusted prices for oil and gas; 2) operating expenses, production and net ad valorem taxes; 3) capital expenditures and; 4) depreciation and amortization. The adjusted net asset approach was utilized to determine the equity value of the Company as of the valuation date. The valuation model then used an interest rate of 1.6%, time to maturity of one year, and volatility of 78.9% in order to determine the fair value of the Series A Preferred Stock as of its issuance date.

Income Taxes – Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax asset (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs. The Company has no material uncertain tax positions as of December 31, 2018 and 2017.

The Company is subject to the Texas margin tax; however, tax expense was zero for the years ended December 31, 2018 and 2017.

Major Customer and Concentration of Credit Risk – We have a limited number of customers. We estimate an allowance for doubtful accounts based on an analysis of specific customers, taking into consideration the age of past due accounts and an assessment of the customer’s ability to pay. An allowance for doubtful accounts was not needed as of December 31, 2018 or 2017.

Recent Accounting Pronouncements – In January 2017, the FASB issued Accounting Standards Update No. 2017-01 (ASU 2017-01), Business Combinations — Clarifying the Definition of a Business, that assists in determining whether certain transactions should be accounted for as acquisitions or dispositions of assets or businesses. The guidance requires an entity to evaluate if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets and activities is not a business. The guidance also requires a business to include at least one substantive process and narrows the definition of outputs by more closely aligning it with how outputs are described in ASC 606. The Company early adopted ASU 2017-1 as of January 1, 2017. Adoption of this standard had no material impact on our financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows — Classification of Certain Cash Receipts and Cash Payments, to clarify how eight specific cash receipt and cash payment transactions should be presented in the statement of cash flows. We adopted the new standard on January 1, 2018. Adoption of this standard had no material impact on our statements of cash flows and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires a lessee to recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASU 2016-02 is effective for public entities on January 1, 2019 and all other entities on January 1, 2021. The Company is currently evaluating the effect that ASU 2016-02 will have on its financial statements and related disclosures.

2. Discontinued Operations

In connection with the November 27, 2019 merger with Home Treasure Finders (“HTF”) (see Note 10), management determined to fully divest of its oil and gas activities. These activities are presented as discontinued operations for each of the periods presented and are being actively marked for sale.

The following is a summary of the carrying amounts of major classes of assets and liabilities of the discontinued operations to assets and liabilities held for sale:

	December 31,
	2018	2017
Assets
Accounts receivable	$203,395	$197,756
Accounts receivable - related party	233,730	196,288
Current assets of discontinued operations held for sale	437,125	394,044

Oil and Natural Gas Properties held for sale, at cost, using the successful efforts method	15,712,417	14,556,525
Accumulated DD&A	(505,667)	(35,221)
Total oil and gas properties, net of discontinued operations held for sale	15,206,750	14,521,304
Total assets of discontinued operations held for sale	$15,643,875	$14,915,348

Liabilities
Accounts payable	$820,201	$879,471
Deferred revenue - related party	1,076,390	294,693
Accrued liabilities	466,254	705,325
Asset retirement obligations	415,061	377,612
Revenue payable	1,459,050	79,102
Current liabilities of discontinued operations held for sale	4,236,956	2,336,203

Senior subordinated convertible debenture	400,000	-
Asset retirement obligations	957,270	817,437
Long term liabilities of discontinued operations held for sale	1,357,270	817,437
Total liabilities of discontinued operations held for sale	$5,594,226	$3,153,640

The following is a summary of the major classes of line items constituting income (loss) on discontinued operations shown in the statements of operations:

	Year ended December 31,
	2018	2017
Revenue
Oil and gas sales	$2,527,038	$54,955
Overhead fees	144,000	-
Total revenue	2,671,038	54,955

Costs and Expenses
Lease operating expense	1,744,009	37,795
Exploration expense	3,446	126,237
Depreciation, depletion & amortization	470,445	35,223
Accretion	177,282	9,835
Gain on sale of oil & gas property	-	(5,923,660)
Impairment & abandonment	89,411	2,678,162
Mergers & acquisiton costs	977,577	879,993
Total costs and expenses	3,462,170	(2,156,415)
(Loss) income from discontinued operations	$(791,132)	$2,211,370

Howard County Disposal – On November 15, 2017, the Company sold 100% of its mineral assets located in Howard County, Texas for cash of $750,000. The Company recorded a $456,640 gain on the disposition upon closing within the (loss) income from discontinued operations in the statements of operations.

San Andres Acquisition #1 – On December 2, 2017, the Company completed the acquisition of 9,413 net acres located in Cochran County, Texas from Lubbock Energy Partners LLC (“LEP”) (the “San Andres Properties”) for $8,564,834 of Series A Redeemable Preferred Stock and net cash of $3,278,230. The Company acquired a 60% average working interest (45% average net revenue interest) in the San Andres Properties. Also, on December 2, 2017, the Company sold 50% of its working interest in the Gap Band properties in Karnes County, Texas (“Gap Band”) to LEP for $7,500,000. For accounting purposes, these transactions were viewed as an exchange. The Company assumed an asset retirement obligation (ARO) liability of approximately $1,180,159.

The Company determined that the fair value of the consideration received was more clearly evident in order to determine the basis of the assets acquired. Based on this, the amounts allocated to the assets acquired and related ARO liability were as follows:

Proved oil and gas properties	$1,966,159
Unproved oil and gas properties	11,057,064
ARO liability assumed	(1,180,159)
Total consideration paid	$11,843,064

The disposal of the Gap Band properties would have a significant impact on the amortization rate, so it was treated as part of a proved property constituting part of an amortization base. The unamortized cost was apportioned to the interest sold and interest retained on the relative fair values of those interests, and the Company recorded an approximate $4.9 million gain on the disposal within the (loss) income from discontinued operations in the statements of operations.

On December 1, 2017, the Company sold 10% of its working interest in the Gap Band properties to Brigadier Non-Op Minerals LLC (“Brigadier”) for cash of $1,294,693. The Company recorded a $572,733 gain on the disposition within the (loss) income from discontinued operations in the statements of operations. In addition, the Company received $941,300 from Brigadier under an option agreement to purchase a 10% to 40% average working interest in the current and future San Andres property acquisitions prior to December 31, 2019. This was recorded as a reduction in the basis of the unproved San Andres Properties.

San Andres Acquisition #2 – On March 27, 2018, the Company entered into an agreement with LEP to acquire an additional 8,817 gross acres in the San Andres oil play in Cochran County, Texas of the Permian Basin. In a related transaction, the Company received another payment of $881,697 from Brigadier under its option agreement to purchase an interest in these acres. The acquisition was anticipated to close in January 2019. The Company elected not to complete its portion of the acquisition because of market conditions. Brigadier completed its purchase with LEP in 2019 at which time the Company recognized the option fee received within the (loss) income from discontinued operations in the statements of operations.

San Andres Acquisition #3 – On November 5, 2018, the Company made an initial payment of $100,000 for an agreement to acquire another 4,287 acres located in the San Andres oil play of the Permian Basin, adjacent to its existing leasehold position in Cochran County, Texas. The anticipated closing would have been in January 2019. The Company elected not to complete this acquisition because of market conditions. The initial payment was expensed in 2019 within the (loss) income from discontinued operations in the statements of operations.

Asset Impairment and Abandonment – In 2017, the Company determined that the carrying amounts of the Eagle Ford-Mixon Project and other associated leases were not recoverable as the leases were abandoned. Impairment expense totaling $906,296 was recorded within the (loss) income from discontinued operations in the statement of operations for the year ended December 31, 2017. The Company recorded no other impairments or abandonments of oil and gas properties for the year ended December 31, 2018.

3. Note Payable — Related Party

Senior Secured Promissory Note – On March 31, 2017, the Company entered into a subscription agreement under which we issued a $3,000,000 10% Senior Secured Promissory Note with an initial maturity of September 1, 2017 to Satellite Overseas (Holdings) Limited (“SOHL”), a stockholder of the Company’s common shares. The Senior Secured Promissory Note was funded through three equal monthly draws of $1 million made in April, May, and June 2017. Upon maturity, at the option of the holder, the Senior Secured Promissory Note may either become due and payable or convert into shares of common stock at 75% of the share price in a qualified equity offering. Upon an occurrence of an event of default, the interest rate of the Senior Secured Promissory Note escalates to 12%. The Senior Secured Promissory Note is secured, pursuant to a deed of trust, by a first priority security interest in a 50% working interest in the profits from all oil and gas produced from the Gap Band 2-H well in Karnes County, Texas.

The Company and SOHL agreed to three interim extensions of the maturity date. As extended, the maturity date was April 30, 2020. The note is currently past due.

On November 10, 2017, the Company entered into Amendment No. 4 to the Senior Secured Promissory Note, pursuant to which SOHL agreed to further extend the maturity date until January 20, 2018; provided however, that such date shall only become effective if the Company has made a partial payment of the amount due hereunder of $1.5 million on or before December 6, 2017. The Company made the required partial payment and incurred an amendment fee of $10,000. The Company obtained an extension of the maturity to December 31, 2018 which required a payment of $299,723 that was made on October 12, 2018.

The contingent put option in the Senior Secured Promissory Note is an embedded derivative that is recorded at fair value. The fair value calculation includes Level 3 inputs including the estimated fair value of the Company’s common stock and assumptions regarding the probability that the contingent put will be exercised. Management determined that the probability that the convertible note will be settled in shares was near zero at inception and has remained near zero during the term of the promissory note. The holder has indicated to the Company that they do not intend to exercise the conversion option. Therefore, the Company concluded that the fair value of the embedded derivative was near zero throughout the term of the convertible note.

The provision in the Senior Secured Promissory Note for escalation of interest rates from 10% to 12% is also an embedded derivative that must be recorded at fair value as the escalation of the interest rate is based on factors other than credit risk. The fair value of this derivative is not material because there has not been an escalation of the interest rate on the Senior Secured Promissory Note during the term of the note, the Company has been able to extend the maturity of the Note and any potential escalation of the interest rate would be immaterial to the financial statements.

Senior Subordinated Debentures – On October 10, 2018, the Company issued Senior Subordinated Debentures totaling $400,000 with certain investors. The term of the debentures was 36 months with 10% interest per annum payable quarterly. The Senior Subordinated Debentures were extinguished in March 2019 as part of the settlement with LEP (see Note 10).

4. Other Related Party Transactions

The Company had an ongoing business relationship with Pilatus Hunter, LLC, (“Pilatus Hunter”), a company owned by the Company’s CEO. Pilatus Hunter provided private air travel services, which began in September 2016. Pilatus Hunter was paid $84,105 and $73,264 for services provided for the years ended December 31, 2018 and 2017, respectively. There was a related party payable of $54,305 and $1,258 to Pilatus Hunter as of December 31, 2018 and 2017, respectively.

The Company had balances due to and from employees from time to time in the normal course of business. At December 31, 2018, accounts receivable from employees totaled $5,377.

The Company leased office space in Houston through an employee until January 2018 when the office was relocated. See Note 6.

5. Asset Retirement Obligations

Total ARO shown in the table below consists of amounts for future plugging and abandonment liabilities on our wellbores and facilities based on third-party estimates of such costs, adjusted for inflation at a rate of 2%. These values are discounted to present value using our credit-adjusted risk-free rate of 10% per annum. The following table summarizes the changes in ARO:

Balance at January 1, 2017	$-
San Andres Properties 1 addition	1,180,159
Eagle Ford Properties addition	5,055
Accretion expense	9,835

Balance at December 31, 2017	1,195,049
Accretion expense	177,282
Balance at December 31, 2018	$1,372,331

6. Commitments and Contingencies

Leases – Our aggregate annual commitments for non-cancelable leases as of December 31, 2018 were as follows:

	Payments Due by Year
	2019	2020	2021	2022	Thereafter
Leases	$129,546	$111,680	$78,122	$-	$-

An employee of the Company was a party to a lease for office space in Houston that expired in 2019. Total rental expense related to this office space was approximately $52,000 and $24,000 for the years ended December 31, 2018 and 2017, respectively. The Company also leased office space in Dallas that was terminated in 2019. Rent expense for this office space for the years ended December 31, 2018 and 2017 was $81,000 and $6,700, respectively. Total rent expense was $214,411 and $42,150 for the years ended December 31, 2018 and 2017, respectively.

Litigation – From time to time, we are subject to various litigation and other claims in the normal course of business. Below is a discussion of two specific matters. We cannot estimate the ultimate outcome of these matters.

JDONE, LLC v. Grand Traverse Holdings, LLC and John Gallegos, Denver District Court Case No. 2019CV33723

JDONE is a wholly owned subsidiary and landlord of a commercial warehouse building (“the Property”) that was leased to Grand Traverse on December 31, 2018 for a term of 61 months, with a personal guaranty from Defendant John Gallegos. On April 12, 2019, Grand Traverse presented JDONE with a forged, signed copy of the draft early termination amendment that JDONE had previously rejected. JDONE has suffered damages due to Defendant’s misconduct of approximately $823,504 plus interest and attorney’s fees. A court ordered mediation was held in May 2020 without success. The case is set for jury trial in calendar year 2021.

KBSIII Tower at Lake Carolyn, LLC and Prime US-Tower at Lake Carolyn, LLC (collectively – “KBSIII”) vs. Energy Hunter Resources, Inc.

Plaintiff/Counterdefendant KBSIII is seeking lost rent on office space for periods after the Company vacated a premises located in Las Colinas, Texas. The Company has filed a counter suit alleging damages due to uninhabitable premises due to the intolerable conduct of other tenants located on the same floor. Discovery in the case is complete. The case has not been set for trial.

Environmental Remediation – Various federal, state, and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company’s operations and the costs of its crude oil and natural gas exploration, development, and production operations. The Company does not anticipate that it will be required in the near future to expend significant amounts due to environmental laws and regulations, and accordingly no reserves have been recorded.

7. Income Taxes

No amounts were recorded for income tax expense for continuing operations during the years ended December 31, 2018 or 2017.

A reconciliation of the income tax at the federal statutory tax rate to the total income tax expense from continuing operations was as follows:

	Year Ended December 31,
	2018	2017

Income taxes computed at the federal statutory rate	$(898,842)	$(391,615)
Change in enacted tax rates	-	146,119
Travel & entertainment	2,314	2,560
Shareholder disability insurance	1,091	1,000
Change in valuation allowance	895,437	241,936
Total income tax expense	$-	$-

Deferred tax assets and liabilities consisted of the following:

	December 31,
	2018	2017
Assets:
Net operating loss carryforwards	$2,520,479	$1,327,816
Offering costs	-	-
Liabilities of discontinued operations held for sale	39,295	18,301
Other	9,564	(10,486)
Liabilities:
Property and equipment	(34,738)	(25,423)
Assets of discontinued operations held for sale	(1,313,321)	(1,150,504)
Subtotal	1,221,279	159,704
Valuation allowance	(1,221,279)	(159,704)
Net deferred tax asset (liability)	$-	$-

The Company has net operating loss (“NOL”) carryforwards of approximately $10.6 million at December 31, 2018 which will begin to expire in 2036. The Company’s NOL carry-forwards may be subject to annual limitations under Internal Revenue Code Section 382 in the event that certain changes in ownership of the Company.

On December 22, 2017, the U.S. Government enacted comprehensive tax legislation referred to as the Tax Cuts and Jobs Act (the “Act”). The Act makes broad and complex changes to the U.S. tax code, including but not limited to, reducing the U.S. federal corporate rate from 35% to 21%, allowing full expensing of qualified property acquired and placed in service after September 27, 2017 and imposing new limits on the deduction of net operating losses, executive compensation and net interest expense. The rate change resulted in the reduction of net deferred tax assets and the associated valuation allowance of $146,119 each during 2017.

8. Stockholders’ Equity

Common Stock – The holders of our common stock are entitled to one vote for each share. The voting, dividend, and liquidation rights of our common stock are subject to and qualified by the rights and preferences of preferred stock.

On April 25, 2018, the Company declared a stock dividend for holders of record as of April 23, 2018 to effect a six to one stock split. All share amounts in this report have been adjusted to retroactively reflect the effect of this six-for-one stock split.

On May 4, 2018, the Company entered into an “Agreement and Plan of Merger” with VCAB Five Corporation (“VCAB”) to substantially facilitate an increase in the number of qualified shareholders of the Company. In connection with this acquisition, the Company issued 350,000 shares of common stock to the holders of Class 5 claims following VCAB’s bankruptcy filing.

Series A Redeemable Preferred Stock – On December 1, 2017, the Company designated 500,000 shares of Series A 6.00% Perpetual Redeemable Convertible Preferred Stock (the “Series A Preferred Shares”). Of the 500,000 Series A Preferred Shares, (i) 412,500 shares were issued to LEP in the San Andres Acquisition #1 (See Note 2) and (ii) 87,500 shares were reserved for the payment of dividends in kind. All of the Series A Preferred Shares had a stated value of $20.00 per share. The Series A Preferred Shares contained a substantive conversion option, were not mandatorily redeemable and converted into a fixed number of common shares. As of December 31, 2018 and 2017 there were 412,500 Series Preferred Shares outstanding.

Pursuant to the Certificate of Designation for the Series A Preferred Shares (the “Certificate of Designations”) each Series A Preferred Share may be converted at any time, at the option of the Holder into one share of common stock. If not converted sooner, the Company had the right to repurchase all or any portion of the then outstanding shares of Series A Preferred Shares at a price, in cash, equal to the stated value per share, plus all accrued but unpaid dividends thereon to the date of payment, (i) at any time following the one-year anniversary of the original issue date, or (ii) if (A) the average closing bid price of the corporation’s common stock shall have equaled or exceeded 125% of the stated value for the immediately preceding 20 trading days and (B) the shares of common stock issuable upon conversion.

Dividends on the Series A Preferred Shares were payable quarterly at the Company’s election in cash, Series A Preferred shares or a combination of cash and shares at an annual dividend rate of 6.00%. The Company accrued dividends in the amount of $513,888 and $39,969 as of December 31, 2018 and 2017, respectively.

The Series A Preferred Stock is convertible into a fixed number of common shares (each preferred share is convertible into one common share) at the option of the holder. This conversion option is considered clearly and closely related to the Series A Preferred Stock host contract and would therefore not need bifurcation. However, the fair value of the Preferred Stock was higher than the fair value of the common stock. Accordingly, there is not a beneficial conversion feature, and derivative accounting was not required.

The Series A Preferred Stock is presented as “mezzanine equity” in the Company’s balance sheets because it is mandatorily redeemable. The Series A Preferred Stock was recorded at its fair value of $8,564,834 upon issuance at December 2, 2017.

On March 1, 2019, all outstanding shares of the Series A Preferred Stock were returned and cancelled, together with accrued dividends thereon, in the settlement with LEP. Refer to Note 10 for more discussion.

Warrants – During the year ended December 31, 2017, the Company issued warrants for cash proceeds of $675,000. On December 31, 2017, the warrants were converted into common stock per the exchange agreement with each warrant entitled to receive 10,512 shares of Common Stock. The Company issued 270,018 common shares in the exchange.

Management Incentive Plan – The Company has put in place an equity-based management incentive compensation plan (the “Plan”). In connection with the adoption of the Plan, the Company reserved 765,000 shares of its authorized but unissued shares of Common Stock for issuance pursuant to grants made under the Plan. As of December 31, 2018, there have not been any grants made under the Plan.

9. Supplemental Cash Flow Information

	Year ended December 31,
	2018	2017

Cash paid for interest	$—	$—
Cash paid for taxes	—	—

Capitalized interest	—	217,222
Issuance of preferred stock for oil and gas properties	—	8,564,834
Asset retirement obligation assumed or incurred	—	1,185,214
Capital expenditures in accounts payable	(561,796)	561,796

10. Subsequent Events

Disposal of Oil & Gas Property – On March 1, 2019, the Company entered into a Termination, Repurchase and Release Agreement (the “Agreement”) with LEP wherein the Company reassigned a 52% working interest in the oil & gas assets acquired in the San Andres Acquisition #1 back to LEP (with the Company continuing to hold an 8% working interest in those assets) in exchange for the return and cancellation of 412,500 shares of the Company’s Series A Preferred Stock plus all accrued and unpaid dividends thereon and LEP’s assumption of the Company’s obligations under its Senior Subordinated Debentures totaling $400,000. Operatorship of the oil & gas assets was transferred by the Company to LEP, and amounts owed by the Company to LEP and all trade payables associated with the assets were memorialized in the form of a non-recourse promissory note totaling $1.1 million. The Company and LEP also entered into certain financial arrangements and mutual releases in order to settle all existing disputes relating to the assets arising prior to the effective date. The promissory note was due March 1, 2020, bore interest at 5% per annum and required no payments until maturity. In June 2020, LEP foreclosed on the promissory note and assumed the Company’s remaining interest in the Gap Band property.

Impairment of Oil & Gas Property Interests – During the year ended December 31, 2019, the Company’s oil and gas properties became impaired due to the market decline and the Company’s determination to exit the oil and gas business. The Company’s interest in the San Andres Acquisition #1 was determined to be fully impaired and its interest in the Gap Band property was determined to have a fair value of $1.2 million at that time.

Common Stock Issuance – In the third quarter of 2019, the Company raised $125,000 of additional funding through the issuance of 165,611 shares of common stock.

Series C Convertible Preferred Stock – In the third quarter of 2019, the Company raised $850,000 of additional funding through the issuance of 34,000 shares of Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock converted into 2,414,773 shares of EHR’s common stock upon completion of the merger with HTF discussed below.

Convertible Promissory Note – In October 2019, HTF issued a convertible promissory note to EHR in exchange for EHR’s payment of HTF’s accounts payable and expenses associated with the planned merger. The convertible promissory note bears interest at 4% per annum and matures on November 1, 2021. Commencing 180 days subsequent to the date of the convertible promissory note, any portion or all of the principal and accrued interest payable is convertible by the holder at any time prior to payment into the common stock of the Company at a rate of $0.352 of principal and/or interest per share.

EHR distributed the convertible promissory note receivable to its shareholders prior to consummation of the Transaction.

Merger with Home Treasure Finders – On November 27, 2019, HTF, a Colorado corporation (“Parent”) whose common shares are publicly registered, completed the purchase of 6,328,948 shares of Company common stock representing approximately 68% of the issued and outstanding Company common stock through the issuance of 6,328,948 shares of the Parent’s Series A Convertible Preferred Stock (“Series A Preferred”). Each share of the Series A Preferred; (a) converts into 12 shares of common stock of the Parent, (b) possesses full voting rights, on an as-converted basis, with the common stock of the Parent, and (c) has no dividend rate.

In an exchange transaction also effective November 27, 2019, the Company acquired an additional 26% of the common stock of EHR through the issuance of common stock and warrants.

As of the closing date, the Parent owns approximately 94% of the issued and outstanding common stock of the Company. Thus, the Company is a majority owned subsidiary of the Parent. The acquisition of the Company by HTF has been accounted for as a reverse merger.

The Company’s chief executive officer, Gary C. Evans, became the chief executive officer of the Parent upon closing. Effective December 3, 2019, the Parent’s name was changed to Generation Hemp, Inc. and its trading symbol changed to “GENH”.

Convertible Note from Shareholder – In 2019, the Company’s CEO advanced $370,770 under a convertible note bearing interest at 10% per annum. This note, including accrued interest, was converted into 1,061,970 shares of GENH common stock on December 31, 2019.

* * * * *

Supplemental Oil and Gas Information

(Unaudited)

Oil and Gas Reserve Information

Proved oil and gas reserves are those quantities of crude oil, natural gas, condensate, and NGLs, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. Estimated proved developed oil and gas reserves can be expected to be recovered through existing wells with existing equipment and operating methods. The Company reports all estimated proved reserves held under production-sharing arrangements utilizing the “economic interest” method.

Proved oil and gas reserves have been estimated by independent, third-party petroleum engineers, Mire & Associates, Inc. and Netherland, Sewell & Associates, Inc. These reserve estimates have been prepared in compliance with the Securities and Exchange Commission rules and accounting standards based on the 12-month unweighted first-day-of-the-month average price for the year.

There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The reserve data in the following tables only represent estimates and should not be construed as being exact.

The following reserves schedule sets forth the changes in estimated quantities of proved crude oil reserves:

	Crude Oil (Bbls)	Natural Gas (mcf)	Total (Boe)
Total proved reserves:
Balance at December 31, 2016	-	-	-
Extensions, discoveries and other additions	1,615,250	2,755,250	2,074,458
Divestiture of Reserves	(969,150)	(1,653,150)	(1,244,674)
Purchases of minerals in-place	102,990	49,047	111,165
Production	(990)	(1,047)	(1,165)
Balance at December 31, 2017	748,100	1,150,100	939,784
Revisions of previous estimates	(271,083)	(511,140)	(356,274)
Production	(82,607)	(117,210)	(102,142)
Balance at December 31, 2018	394,410	521,750	481,368

Proved developed reserves as of:
December 31, 2016	-	-	-
December 31, 2017	235,700	276,100	281,717
December 31, 2018	66,610	113,630	85,548
Proved undeveloped reserves as of:
December 31, 2016	-	-	-
December 31, 2017	512,400	874,000	658,067
December 31, 2018	327,800	408,120	395,820

The increase in proved reserve quantities for the year ended December 31, 2017 was due primarily to the development of our unproved Gap Band assets, the acquisition of our producing San Andres oil and natural gas properties and sell of 50% of its working interest in the Gap Band properties.

The decrease in proved quantities for 2018 was due principally to revisions of previous reserve estimates caused by a decrease in average NYMEX-WTI oil and Henry Hub natural gas prices.

Costs Incurred in Oil and Natural Gas Property Acquisitions and Development Activities

Costs incurred by the Company in oil and natural gas acquisitions and development are presented below:

	For the year ended December 31,
	2018	2017
Acquisitions:
Proved	$-	$-
Unproved	-	9,407,365
Exploration	3,446	126,237
Development	1,222,286	5,107,402
Costs incurred	$1,225,732	$14,641,004

Capitalized Costs

The following table sets forth the capitalized costs and associated accumulated depreciation, depletion, and amortization relating to the Company’s oil and gas acquisition, exploration, and development activities:

	December 31,
	2018	2017
Proved properties	$5,963,638	$4,131,940
Unproved properties	9,748,779	10,424,585
	15,712,417	14,556,525
Accumulated DD&A	(505,667)	(35,221)
Total	$15,206,750	$14,521,304

Future Net Cash Flows

Future cash inflows as of December 31, 2018 and 2017 were calculated using an unweighted arithmetic average of oil and gas prices in effect on the first day of each month in the respective year, except where prices are defined by contractual arrangements. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation. Future development costs include abandonment and dismantlement costs.

The following table sets forth unaudited information concerning future net cash flows for proved oil and gas reserves, net of income tax expense. Income tax expense has been computed using expected future tax rates and giving effect to tax deductions and credits available, under current laws, and which relate to oil and gas producing activities. This information does not purport to present the fair market value of the Company’s oil and gas assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

	December 31,
	2018	2017
Future cash inflows	$27,502,600	$34,343,900
Future production costs	(6,993,170)	(12,751,050)
Future development costs	(8,051,580)	(9,047,000)
Future income tax expense	-	-
Future net cash flows	12,457,850	12,545,850
10% annual discount for estimated timing of cash flows	(5,719,100)	(5,642,050)
Discounted future net cash flows	$6,738,750	$6,903,800

The following table sets forth the principal sources of change in the discounted future net cash flows:

	December 31,
	2018	2017
Balance, beginning of period	$6,903,800	$-
Sales, net of production costs	927,029	17,160
Net change in prices and production costs	3,208,773	(72,115)
Discoveries and improved recovery, net of related costs	-	15,462,000
Changes in future development costs	(1,151,702)	-
Previously estimated development costs incurred during the period	(1,222,286)	-
Revision of quantities	(2,617,244)	-
Purchases of minerals in-place	-	773,955
Accretion of discount	690,380	-
Sales of minerals in-place	-	(9,277,200)
Balance, end of period	$6,738,750	$6,903,800

* * * * *